               This Note has not been registered under the
             Securities Act of 1933, as amended, and may be
              offered and sold only if so registered or, in
                  the opinion of counsel acceptable to
                     the Company, an exemption from
                       registration is available.

                    CURTIS MATHES HOLDING CORPORATION

                    CONVERTIBLE REVOLVING CREDIT NOTE

May __, 1997                                             Note No. _______

     For value received, Curtis Mathes Holding Corporation, a Texas corporation (the "Company"), hereby promises to pay to _____________, (the "Holder"), or registered assigns, the principal sum of ONE MILLION DOLLARS AND NO CENTS ($1,000,000), on the dates specified herein, with interest as specified herein.

     This  Note is subject to the following additional provisions,  terms and conditions:

                       ARTICLE 1.     DEFINITIONS.

     1.1  Certain Definitions.

     "Applicable Rate" means the annual rate of interest before maturity, and shall be the equivalent of the rate described by the Wall Street Journal as the prime rate in effect from time to time (computed on a 365-day basis) ("Prime Rate"), plus one and one-half percent (1.5%.)

     "Credit Agreement" means that one certain Revolving Line of Credit Agreement, dated as of October 1, 1996, by and between the Company and the Lender named therein, and assigned to the Holder herein as of May 8, 1997, as such may be amended, supplemented, restated or otherwise modified from time to time.

     "Default Rate" means 13% per annum.

     "Holder" has the meaning given to such term in the first paragraph of this Note.

     "Interest Payment Date" means each of June 30, 1997, September 30, 1997, December 31, 1997, and March 31, 1998.

     "Maximum Rate" means the maximum nonusurious interest rate permitted under applicable law.

     "Note" or "Notes" means this Convertible Promissory Note made by the Company payable to the Holder, together with all amendments and supplements hereto, all substitutions and replacements herefor, and all renewals, extensions, increases, restatements, modifications, rearrangements and waivers hereof from time to time.

     1.2 Incorporated Definitions. Capitalized terms used in this Note and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

                       ARTICLE 2.     BASIC TERMS.

     2.1 Identification. This Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof, including, but not limited to, Article VII thereof, which sets forth certain Events of Default and remedies.

     2.2  Principal.     (a)  Scheduled Repayment.  The principal of this
Note shall be due and payable on May 13, 1998 (the "Maturity Date.")

          (b) Optional Prepayment. The Company may at any time and from time to time prepay all or any part of the unpaid principal balance of this Note without premium or penalty. All optional prepayments shall be accompanied by all accrued interest on the principal amount being prepaid to the date of prepayment and all partial prepayments shall be in the amount of $10,000 of principal or more.

     2.3 Interest. (a) The Company agrees to pay interest in respect of the unpaid principal amount of this Note at a rate per annum equal to the lesser of the Applicable Rate and the Maximum Rate. Notwithstanding the preceding sentence, the Company agrees to pay interest in respect of overdue principal, and, to the extent permitted by law, overdue interest, at a rate per annum equal to the lesser of the Default Rate and the Maximum Rate.

          (b) Interest on the principal of this Note shall be due and payable (i) on each Interest Payment Date and the Maturity Date, (ii) upon the payment or prepayment, in full or in part, of any of the principal of this Note, (iii) at the maturity of this Note (whether by acceleration or otherwise), and (iv) after maturity (whether by acceleration or otherwise), on demand.

          (c) All computations of interest, both before and after maturity, shall be made on the basis of a year of 365 days (or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

     2.4 Conversion. (a) Conversion of any portion of principal or interest that may be or become due on this Note shall be subject to (i) the Offshore Securities Subscription Agreement between the Holder and the Corporation dated _________, 1997, (ii) the provisions of Article II of the Credit Agreement, reference to which is hereby made for a statement of the rights and obligations of the Company and the Holder with respect to conversion of this Note into Common Stock, and (iii) the following:
Beginning  on June 26, 1997, Holder may convert any balance due  on  this
Note into such number of Common Shares of the Company $.01 par value (the "Conversion Shares") as is obtained by dividing the aggregate balance being so converted by Ninety-three and Three-quarter Cents ($0.9375) (the "Conversion Price"), which represents Seventy-five percent (75%) of the closing price of the Common Stock on May 7, 1997.

     (b)   The  conversion right provided by Section (a)  hereof  may  be exercised only by the Holder of this Note, in whole or in part, by the surrender of this Note at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole Common Shares as shall be computed by dividing (1) the balance of the Note so surrendered, if any, by (2) the Conversion Price. In the event of any exercise of the conversion right of the Note granted herein
(i) share certificates representing the Common Shares purchased by virtue of such exercise shall be delivered to the Holder within 5 days of notice of conversion free of restrictive legend or stop transfer orders, and
(ii) unless the Note has been fully converted, a new note representing the balance of the Note not so converted, if any, shall also be delivered to the Holder within 5 days of notice of conversion, or carried on the Corporation's ledger, at Holder's option. The Holder may exercise its right to convert the Note by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the Note to the Corporation by express courier. Each date on which a telecopied Notice of Conversion is received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will transmit the Common Shares certificates issuable upon conversion of the Note (together with the note representing the balance not so converted) to the Holder via express courier within three business days after the conversion date if the Corporation has received the original Notice of Conversion and the Note being so converted by such date.

     (c) All Common Shares which may be issued upon conversion of the Note will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any balance on the Note is outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of the balance of the Note then outstanding.

     (d) No fractional Common Shares shall be issued in connection with any conversion of the Note, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price.

     2.5 General. Whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Each payment received by the Holder shall be applied first to late charges and collection expenses, if any, then to the payment of accrued but unpaid interest hereunder, and then to the reduction of the unpaid principal balance hereof

     2.6 Surrender of Note on Prepayment or Conversion. Upon any conversion of any or all of this Note to Common Stock or any partial prepayment of this Note, this Note may, at the option of the Holder or if requested by the Company, and shall, as a condition to transfer, be surrendered to the Company in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note, or made available to the Company for notation thereon of the portion of the principal and interest so prepaid or converted. In case the entire principal amount of this Note is prepaid or converted, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

                      ARTICLE 3.     MISCELLANEOUS.

     3.1 Amendment. This Note may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof and thereof may be waived, only by a written instrument that satisfies the requirements of the Subscription Agreement.

     3.2 Successors and Assigns. (a) The rights and obligations of the Company and the Holder under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Company and the Holder, and their respective permitted successors and assigns.

          (b) The Holder may not sell, assign (by operation of law or otherwise), transfer, pledge, grant a security interest in, or otherwise dispose of this Note or any portion hereof or any rights or obligations hereunder except in compliance with the Subscription Agreement, which contains certain restrictions on the transferability hereof.

          (c) The registered owner of this Note may be treated as the owner of it for all purposes.

     3.3    Governing   Law.       This  Note  and   the   validity   and
enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to conflict of laws rules or choice of laws rules thereof.

     3.4 Waivers. Except as may be otherwise provided herein, the makers, signers, sureties, guarantors and endorsers of this Note severally waive demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of acceleration, diligence in collecting, grace, notice, and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to the Holder.

     3.5 No Waiver by Holder. No failure or delay on the part of the Holder in exercising any right, power or privilege hereunder and no course of dealing between the Company and the Holder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     3.6 Limitation on Interest. Notwithstanding any other provision of this Note, interest on the indebtedness evidenced by this Note is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged or received by the Holder exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Note and all other agreements between the Company and the Holder.

     EXECUTED as of the date first written above.

                              CURTIS MATHES HOLDING CORPORATION


                              By:______________________________________
                                   Patrick A. Custer, President